Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KCAP FREEDOM 3 LLC

A Delaware Limited Liability Company

Dated as of July 19, 2017

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFERS OF THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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ARTICLE VIII
	EXCULPATION AND INDEMNIFICATION; CORPORATE OPPORTUNITY; TRANSACTIONS WITH MEMBERS	17
8.1	Right to Indemnification	17
8.2	Contractual Obligation	18
8.3	Indemnification Not Exclusive; Inuring of Benefit; Savings Clause	18
8.4	Exculpation	18
8.5	Insurance and Other Indemnification	19
8.6	Corporate Opportunities	19
8.7	Transactions with Members	19

ARTICLE IX
	BOOKS, RECORDS, VALUATIONS, REPORTS, AND BANK ACCOUNTS	19
9.1	Books	19
9.2	Company Funds	19
9.3	Valuation	20
9.4	Financial Statements and Information	20

ARTICLE X
	DISSOLUTION, LIQUIDATION, AND TERMINATION	20
10.1	Dissolution	20
10.2	Winding Up	21
10.3	Certificate of Cancellation	22

ARTICLE XI
	GENERAL PROVISIONS	22
11.1	Expenses	22
11.2	Notices	22
11.3	Entire Agreement	22
11.4	Effect of Waiver or Consent	22
11.5	Amendment	23
11.6	Binding Act	23
11.7	Governing Law	23
11.8	Severability	23
11.9	Further Assurances	23
11.10	Representations and Warranties	23
11.11	No Third Party Benefit	24
11.12	Counterparts	24

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KCAP FREEDOM 3 LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of KCAP Freedom 3 LLC (the “Company”) dated as of July 19, 2017 is entered into by and among the Persons executing this Agreement and those other Persons who become Members of the Company from time to time, as hereinafter provided. This Agreement amends and restates in its entirety that certain Limited Liability Company Agreement of the Company dated as of July 12, 2017 (the “Prior Agreement”).

ARTICLE I
DEFINITIONS

1.1	Construction.

Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to Articles and Sections refer to Articles and Sections of this Agreement. This Agreement and any provision of it shall not be construed against the party that drafted the Agreement or such provision.

1.2	Certain Definitions.

(a)         “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.), and any successor statute, as amended from time to time.

(b)         “Adjusted Asset Value” with respect to any asset shall be the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)          The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and the Board of Managers.

(ii)         The Adjusted Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, and the resulting unrecognized profit or loss allocated to the Capital Accounts of the Members pursuant to ARTICLE V, as of the following times: (A) the grant of an additional interest in the Company to any new or existing Member; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets (including cash) in liquidation of, or in redemption of, such Member’s interest in the Company; (C) the distribution by the Company to a Member of Company assets (other than cash); or (D) the liquidation of the Company within the meaning of Regulation §1.704-1(b)(2)(ii)(g).

(iii)        The Adjusted Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m).

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(c)         “Adjusted Capital Account”, with respect to any Member, shall mean the Member’s Capital Account as adjusted by the items described in Sections 1.704-2(g)(1), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

(d)         “Administrative Agent” means KCAP Financial, Inc. or such other third party administrative services agent to be chosen and engaged by the Board of Managers to perform administrative services for the Company.

(e)         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder of (i) the Company, (ii) any CLO, or (iii) any CLO Collateral Manager solely by reason of an investment in the Company. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(f)          “Agreement” means this Limited Liability Company Agreement of the Company, dated as of the date hereof, as may be amended from time to time in accordance with the terms herein.

(g)         “Available Funds” means cash or other assets legally available for distribution (other than Current Distributable Cash) that the Board of Managers unanimously determines is available for distribution by the Company after paying or providing for (1) all current obligations of the Company, (2) all amounts held by the Company pending investment or reinvestment, and (3) amounts to be set aside for reasonable reserves for anticipated taxes, expenses or liabilities.

(h)         “Board of Managers” means the Board of Managers of the Company.

(i)          “Call Option” has the meaning set forth in Section 4.4.

(j)          “Call Trigger Event” means (i) a Change of Control involving F3 Opportunities, (ii) a Material Adverse Change in any tax laws or regulations or the interpretation thereof or any accounting or regulatory treatment or the interpretation thereof affecting KCAP as a result of its ownership in the Company, in each as certified thereto in writing by KCAP’s legal counsel, independent registered public accounting firm or other similar third-party or (iii) a Deadlock.

(k)         “Capital Account” means, with respect to any Member, the Capital Account maintained in accordance with the following provisions:

(i)          To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(ii)         To each Member’s Capital Account there shall be debited the amount of cash and the Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Member, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(iii)        In determining the amount of any liability for purposes of this definition, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations thereunder.

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The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Members shall modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed to the extent any such modifications (a) are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (b) any such modifications are required to comply with the Regulations, whether on account of an unanticipated event or otherwise; provided that no such modification will be made if such modification is reasonably likely to have a material adverse effect on any Member.

(l)          “Capital Contribution” has the meaning set forth in Section 3.2(b).

(m)        “Certificate” has the meaning set forth in Section 2.1.

(n)         “Change of Control” shall be deemed to have occurred if an event described in any one of the following paragraphs has occurred:

(i)         the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of KCAP or F3 Opportunities, as appropriate, (in one transaction or in a series of related transactions) to any non-Affiliate third-party;

(ii)         any non-Affiliate third-party becomes the beneficial owner, directly or indirectly, of (i) 50% or more of the combined voting power of KCAP’s or F3 Opportunities’, as appropriate, outstanding voting securities or

(iii)        a merger or consolidation to which KCAP or F3 Opportunities, as appropriate, is a party (a “Transaction”) if the holders of KCAP’s or F3 Opportunities’ voting securities, as appropriate, immediately prior to the effective date of the Transaction have beneficial ownership of securities of the surviving corporation immediately following the effective date of the Transaction representing less than 50% of the combined voting power of the surviving corporation’s then outstanding voting securities.

(o)         “CLO” means a collateralized loan obligation fund formed as permitted by Section 2.5(a), or any warehouse credit facility related thereto, and as to which KCAP or an Affiliate thereof serves as the CLO Collateral Manager.

(p)         “CLO Agreement” means any agreement, contract or other writing as to which the Company is a party or an express beneficiary relating to any CLO and any indenture entered into by the CLO.

(q)         “CLO Collateral Manager” means a Person which performs the function of the “Collateral Manager” or comparable function for the CLO.

(r)          “CLO Collateral Manager Investment Committee” has the meaning set forth in Section 4.5.

(s)         “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

(t)          “Company” has the meaning set forth in the recitals.

(u)         “Confidential Information” has the meaning set forth in Section 4.2.

(v)         “Corporate Opportunity” has the meaning set forth in Section 8.6(a).

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(w)         “Current Distributable Cash” shall mean cash or other assets legally available for distribution received by the Company as interest, fees, or other current cash income that is included or includable in the Company’s Net Investment Income (other than cash received by the Company in connection with the Yield Enhancement Payment), reduced by (i) all current expenses of the Company included in the calculation of the Company’s Net Investment Income, (ii) reserves for loan losses determined in good faith by Prior Manager Approval, and (iii) any other reserves agreed to by Prior Manager Approval.

(x)          “Deadlock” means the affirmative vote on four or more consecutive occasions by one or both of the Managers elected, designated or appointed to the Board of Managers by F3 Opportunities to exercise the Veto Right to the extent that on each such occasion the Veto Right is ultimately exercised by the Company.

(y)         “Depreciation” means, for any taxable year or other period, an amount equal to the depreciation or other cost recovery deduction allowable with respect to an asset for such taxable year or other period, except that (A) with respect to any asset the Adjusted Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Regulation § 1.704-3(d), Depreciation for such taxable year or other period shall be the amount of book basis recovered for such taxable year or other period under the rules prescribed by Regulation § 1.704-3(d)(2), and (B) with respect to any other asset the Adjusted Asset Value of which differs from its adjusted tax basis at the beginning of such taxable year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Adjusted Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any asset at the beginning of such taxable year or other period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Adjusted Asset Value using any reasonable method selected by the Board of Managers.

(z)          “Dissolution Call Option” has the meaning set forth in Section 10.2(e).

(aa)        “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

(bb)       “Excess Equity” has the meaning set forth in Section 5.2(a).

(cc)        “Exercising Member” means either (i) in the case of an event described in Section 10.1(c), the Member that may elect a dissolution and winding up of the Company or (ii) in the case of an event described in Section 10.1(e), the Member that did not elect a dissolution and winding up of the Company.

(dd)       “F3 Opportunities” means Freedom 3 Opportunities LLC, a Delaware limited liability company, or any successor to its business or assets.

(ee)        “Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year except as otherwise decided by the Board of Managers or as required by the Code and Regulations. For purposes of this Agreement, the term “Fiscal Year” shall also include any applicable fiscal period shorter than one year as the context requires.

(ff)         “Indemnification Losses” has the meaning set forth in Section 8.1(a).

(gg)       “Indemnified Party” has the meaning set forth in Section 8.1(a).

(hh)       “Investment” means an investment in a CLO or other entity permitted to be made pursuant to Section 2.5 held by the Company or any wholly-owned Subsidiary.

(ii)         “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time and the rules, regulations and interpretations thereof.

(jj)         “KCAP” means KCAP Financial, Inc. or any successor to its business or assets.

(kk)       “Laws” means any law or regulation to which the Company, a Manager, a Member, or such Member’s investment in the Company may be subject from time to time.

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(ll)        “Manager” means each Person elected, designated or appointed to serve as a member of the Board of Managers.

(mm)    “Material Adverse Change” means any event, circumstance, change or effect that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of KCAP.

(nn)      “Member” means any Person which is admitted to the Company as a member, from time to time, as provided in this Agreement, but shall not include any Person who has ceased to be a member in the Company.

(oo)      “Membership Interest” means a Member’s entire limited liability company interest in the Company, including the right of such Member to any and all of the benefits to which the Member may be entitled as provided in this Agreement.

(pp)      “Net Investment Income” means, for any given period, the Company’s net investment income determined in accordance with generally accepted accounting principles.

(qq)      “Officer” means any officer of the Company, including but not limited to, a Chief Executive Officer, President, Chief Financial Officer, Chief Compliance Officer, Vice President and Secretary, as may be appointed by the Board of Managers as set forth in Section 6.1(e).

(rr)        “Option Price” shall be equal to the Value of the Membership Interests owned by F3 Opportunities as determined as of the date of the Put Trigger Event or the Call Trigger Event, as appropriate, by Prior Manager Approval in accordance with Section 9.3; provided, however, that if Prior Manager Approval is not obtained within 15 days after the exercise of the rights contained in Section 4.3 or Section 4.4, then KCAP and F3 Opportunities shall engage an independent third-party valuation firm mutually acceptable to them to determine the Value of such Membership Interests in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, which determination shall be final and binding on KCAP and F3 Opportunities.

(ss)       “Permitted Transferee” shall mean, with respect to any Member, an Affiliate of such Member or, as to Freedom 3 Opportunities, any member thereof; provided that, a Permitted Transferee shall not include, unless waived in writing by the other Members (which each other Member may refuse to do in its absolute discretion), any Affiliate that:

(i)          if such Affiliate were a Member, would cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to Section 3(c)(7) of the Investment Company Act;

(ii)         if such Affiliate were a Member, would result in the termination of the Company as a partnership under the Code, in the Company being classified as a “publicly traded partnership” under the Code or cause the Company to have more than 80 Members;

(iii)        is a “plan” as defined in Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of ERISA, a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code, an entity whose underlying assets are treated as “plan assets” under Section 3(42) of ERISA and any regulations promulgated thereunder and/or an employee benefit plan subject to any provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to Section 406 of ERISA or Section 4975 of the Code; or

(iv)        if such Affiliate were a Member, would cause the Company or the other Member to be in violation of applicable Laws.

(tt)        “Person” shall mean an individual, a corporation, partnership, trust, limited liability company, organization, association, government or any department or agency thereof, or any other individual or entity.

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(uu)      “Prior Agreement” has the meaning set forth in the recitals.

(vv)      “Prior Manager Approval” means, as to any matter requiring Prior Manager Approval hereunder, the prior approval of the Board of Managers as described in Section 6.3.

(ww)     “Profit” or “Loss” shall be an amount computed for each taxable year or other period as of the last day thereof that is equal to the Company’s taxable income or loss for such taxable year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be added to such taxable income or loss;

(ii)         Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss;

(iii)        If the Adjusted Asset Value of any Company asset is adjusted in accordance with the definition of Adjusted Asset Value, any increase or decrease in the Adjusted Asset Value shall be treated as gain or loss from the sale of such asset for purposes of calculating Profit or Loss;

(iv)        In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period;

(v)         Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of such asset; and

(vi)        Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.1(ii) shall not be taken into account in computing Profit or Loss.

If the Profit or Loss for such taxable year or other period, as adjusted in the manner provided herein, is a positive amount, such amount will be the Profit for such taxable year or other period; and if negative, such amount shall be the Loss for such taxable year or other period.

(xx)       “Profit Percentage” shall initially mean 40% to F3 Opportunities and 60% to KCAP. The Profit Percentage shall be adjusted accordingly if and when additional Capital Contributions are made to the Company, over and above the initial Capital Contributions set forth in Exhibit A.

(yy)      “Put Option” has the meaning set forth in Section 4.3.

(zz)       “Put Trigger Event” means a Change of Control involving KCAP.

(aaa)     “Regulations” means the United States Treasury Regulations promulgated under the Code, as in effect from time to time.

(bbb)    “ROFR Acceptance Period” has the meaning set forth in Section 4.1(b)(ii).

(ccc)     “ROFR Notice” has the meaning set forth in Section 4.1(b)(i).

(ddd)    “ROFR Sale” has the meaning set forth in Section 4.1(b)(i).

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(eee)      “Sale Period” has the meaning set forth in Section 4.1(b)(iii).

(fff)        “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ggg)      “Subsidiary” means, with respect to the Company, any entity of which securities or other ownership interests having sufficient ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

(hhh)      “Tax” means all federal, state, local or foreign taxes of any kind, including all interest, penalties and additions to tax imposed thereon.

(iii)         “Tax Matters Member” has the meaning set forth in Section 7.1.

(jjj)         “Transfer” or “transfer” means, with respect to any Membership Interest, the direct or indirect sale, assignment, transfer, withdrawal, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer. For the avoidance of doubt, the pledge or hypothecation of a Membership Interest by a Member under a credit facility or other similar financing arrangement shall not be deemed to be a “Transfer” or “transfer” for purposes hereof.

(kkk)      “Value” means, as of the date of computation, with respect to some or all of the assets of the Company or any Subsidiary or any assets acquired by the Company or any Subsidiary, the value of such assets determined in accordance with Section 9.3.

(lll)         “Veto Right” means the right of the Company pursuant to any CLO Agreement to veto or otherwise disapprove in whole or in part, any purchase or sale of any commercial loan, debt obligation or other asset of a CLO, subject to such limitations as to exercise of such right as may be specified in such CLO Agreement.

(mmm)   “Yield Enhancement Payment” means a cumulative preferred return in an amount equal to 0.075% per annum of the principal balance of the loans in the CLO, computed on the same basis that is utilized for payment of the collateral management fee by the CLO.

ARTICLE II
ORGANIZATION

2.1	Formation; Effective Date.

The Company was formed as a Delaware limited liability company on July 5, 2017 by the filing of a certificate of formation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act. This Agreement shall be effective as of the date hereof and shall amend and restate the Prior Agreement in its entirety. To the extent that the rights or obligations of any Member differ by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control. All of the actions of Cynthia Farmer taken in her capacity as an authorized person of the Company are hereby ratified, approved and confirmed in all respects.

2.2	Name.

The name of the Company is “KCAP Freedom 3 LLC” or such other name as the Members may designate from time to time.

2.3	Registered Agent; Offices.

The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other agent or office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by applicable law. The principal office of the Company shall be located at such place within or without the State of Delaware, and the Company shall maintain such records, as the Members shall determine from time to time.

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2.4	Merger and Consolidation; Sale of Assets.

Subject to the terms of this Agreement and approval by the Members, the Company may merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act), and the Company may sell, transfer, or exchange all or substantially all of its assets. Notwithstanding the foregoing, upon Prior Manager Approval, the Company may sell or transfer all or substantially all of its assets to (i) a CLO the securities of which the Company owns or will own immediately following such sale or transfer of assets or (ii) a Subsidiary.

2.5	Purpose.

(a)          The purpose and business of the Company shall be (i) to form one or more Subsidiaries or CLOs, to transfer all or any portion of the cash, cash equivalents, securities, investments, and other property and assets of any type of the Company to any such Subsidiary or CLO, and to take any and all actions in connection with any financing obtained by a Subsidiary or CLO of the Company or otherwise secured by assets held by a Subsidiary of the Company or such CLO (ii) to carry on any other lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act, (iii) to exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time and (iv) to engage in any other lawful acts or activities incidental or ancillary thereto as the Members deem necessary or advisable for which limited liability companies may be organized under the Act, including, without limitation:

(i)        to acquire, own, hold, sell, transfer, service, foreclose on, exercise rights or remedies under, syndicate, invest in, convey, safekeep, dispose of, pledge, assign, secure, borrow money against, finance, refinance or otherwise deal with, from time to time, all cash, cash equivalents, securities, investments, and other property and assets of any type of the Company;

(ii)         to acquire financing secured by all or any portion of the cash, cash equivalents, securities, investments, and other property and assets of any type of the Company; and

(iii)        to grant liens and security interests in all or any portion of the cash, cash equivalents, securities, investments, and other property and assets of any type of the Company.

(b)          Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.5(a).

(c)          Notwithstanding the foregoing, the Company shall not serve as or perform the functions of a CLO Collateral Manager, investment manager or comparable position in any CLO.

2.6	Foreign Qualification.

The Administrative Agent shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable. Subject to the preceding sentence, at the request of the Administrative Agent, each Member shall execute, acknowledge and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

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ARTICLE III
MEMBERS AND CAPITAL CONTRIBUTIONS

3.1	Members.

(a)          The name and address of each Member as well as the Capital Contribution of each Member shall be as set forth in Exhibit A or as otherwise maintained by the Administrative Agent.

(b)          The Company, with Prior Manager Approval, shall have the right to admit new Members in connection with a Capital Contribution by such Person or with respect to Membership Interests that have been transferred pursuant to ARTICLE IV; provided that such new Member shall have delivered to the Company a written undertaking and/or subscription agreement in a form acceptable to the Company to be bound by the terms and conditions of this Agreement and shall have delivered such other documents and instruments as the Company may reasonably determine to be necessary or appropriate in connection with the acquisition of Membership Interests by such Person. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company.

3.2	Capital Contributions.

(a)          The Company, with Prior Manager Approval, shall (i) approve the initial capital contributions to the Company and (ii) have the right to permit existing Members to make additional Capital Contributions to the Company. The Members may, but are not required to, make additional Capital Contributions to the Company.

(b)          A Member shall not be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. A Capital Contribution is not a liability of the Company or of any Member. As used herein, “Capital Contribution” means any contribution by a Member to the capital of the Company, whether in cash or in kind.

3.3	Liability to Third Parties.

Except as to any obligation it may have under the Act to repay funds that may have been wrongfully distributed to it, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.4	Lack of Authority.

No Member shall have the authority or power in his, her or its capacity as a Member, without more, to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditure on behalf of the Company.

3.5	Withdrawal.

Except as otherwise specifically provided herein, a Member does not have the right to withdraw from the Company as a Member without Prior Manager Approval (except in connection with a transfer of its Membership Interests in accordance with this Agreement), and any attempt to violate the provisions hereof shall be legally ineffective.

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ARTICLE IV
MEMBER RIGHTS

4.1	Transfer Restrictions.

(a)          No Member shall sell, Transfer or otherwise dispose of its Membership Interest without the prior written consent of the other Member(s) (which consent may not be unreasonably withhold), except to a Permitted Transferee or pursuant to Section 4.3 or Section 4.4; provided that the transferee Member shall be required to deliver a written undertaking, subscription agreement and/or other documents reasonably determined by the Company to be necessary pursuant to Section 3.1. Each Member further agrees and acknowledges that the Membership Interests have not been registered under the Securities Act or applicable state securities laws, and that the Membership Interests may not be transferred except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act or applicable state securities laws. A transferor Member shall be responsible for all costs and expenses incurred by the transferor Member or the Company, including reasonable legal fees and expenses, in connection with any Transfer.

(b)          Except for a Transfer to a Permitted Transferee, and subject to Section 4.1(a), each Member hereby unconditionally and irrevocably grants to the other Member or its designee a right of first refusal to purchase and/or designate one or more third parties to purchase, at the most recent valuation under Section 9.3, all, but not less than all, of any interest in the Company that such Member may propose to Transfer to another Person.

(i)          The Member proposing to make a Transfer that would be subject to this Section 4.1(b) (a “ROFR Sale”) must deliver written notice of such ROFR Sale (the “ROFR Notice”) to the other Member not later than 60 days prior to the proposed closing date of such ROFR Sale. Such ROFR Notice shall contain the material terms and conditions of the proposed ROFR Sale and shall identify the proposed transferee of such interest.

(ii)         The Member receiving the ROFR Notice shall have the right, for a period of 30 days from the date of receipt of the ROFR Notice (the “ROFR Acceptance Period”), to elect or to designate a third-party purchaser to purchase all of the Membership Interest to be transferred in the ROFR Sale at the most recent valuation under Section 9.3 and on the other terms stated in the ROFR Notice. Such acceptance shall be made by delivering a written notice to the selling Member and the Company within the ROFR Acceptance Period stating that it elects to exercise its right of first refusal and, if applicable, providing the identities of the Person(s) that the non-transferring Member designates as the purchaser(s) and the amount of the Membership Interest it and/or its designees will purchase or acquire.

(iii)        Following expiration of the ROFR Acceptance Period and provided that the Member receiving the ROFR Notice has not elected or designated one or more third-party purchaser(s) to purchase all of the Membership Interest to be transferred in the ROFR Sale at the most recent valuation under Section 9.3 and on the other terms stated in the ROFR Notice, the selling Member shall be free to sell its interest in the Company to the proposed transferor identified in the ROFR Notice on terms and conditions the selling Member deems acceptable (but at a price not less than the price, and on terms not more favorable to the transferee than the terms, stated in the ROFR Notice); provided that (A) such transferee, notwithstanding that such transferee is not an Affiliate of the transferring Member, otherwise qualifies as a Permitted Transferee pursuant to Section 1.2, (B) such sale takes place within 90 days after the expiration of the ROFR Acceptance Period (the “Sale Period”) and (C) such transferee complies with the requirements of Section 3.1(b). To the extent the selling Member transfers its interest in the Company during the Sale Period, the selling Member shall promptly notify the other Member, as to the terms of such Transfer. If no such sale occurs during the Sale Period, any attempted Transfer of such interest shall again be subject to the right of first refusal set forth in this Section 4.1(b) and the procedures of this Section 4.1(b) shall be repeated de novo.

(c)          Any purported Transfer in violation of the provisions of this Agreement shall be void ab initio.

4.2	Confidentiality.

(a)          Without Prior Manager Approval, no Member may disclose, or cause its directors, agents, advisors, officers, employees, attorneys, accountants, stockholders or interest-holders, authorized representatives or Affiliates to disclose (other than to a Manager or other Member), at any time, any information provided to such Member in its capacity as a Member, including information regarding business and activities of the other Member, the Company, any service provider to the Company or any Subsidiary, any entity in which the Company or any Subsidiary is invested, any entity in which the Company may invest or any of their respective Affiliates (collectively, the “Confidential Information”); provided that for purposes of this Agreement, the following shall not be considered Confidential Information: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information which a Member can show by written documentation was developed independently of disclosure received in its capacity as a Member; or (iv) with respect to a Member, information prepared by or in the possession of such Member or any of its Affiliates prior to its receipt of such information in its capacity as a Member.

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(b)          Notwithstanding the foregoing, the following disclosure shall be permitted:

(i)          Each Member shall be permitted to disclose (1) any such information, including information relating to the Company’s results of operations, financial condition and other financial information, as may be required by Law in connection with its filings with the Securities and Exchange Commission or reasonably determined by the Member to be appropriate either for inclusion in such filings or for disclosure on earnings calls or other similar meetings with investors and (2) the names of entities in which the Company, any Subsidiary, or any CLO hold an Investment and summaries of the Investments made by the Company in any marketing materials (including tombstone ads) of any Member and its Affiliates; and

(ii)         Any Member may provide and/or disclose any CLO Agreement, any information provided to or by the Company pursuant to any CLO Agreement, and, as to the Company, its financial statements, Tax returns and other information contained therein: (1) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors, other fiduciaries and representatives (who may be Affiliates of such Member), investors, potential investors, lenders to such Member and potential lenders to such Member as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person (other than such lender’s or potential lender’s legal counsel and advisors) any information contained therein; (2) to bona fide potential transferees of such Member’s Membership Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company and the other Member; (3) if and to the extent required by Law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (5) in order to enforce rights under this Agreement or any CLO Agreement.

(c)          The Members: (i) acknowledge that each Member, the Administrative Agent, their Affiliates, and their respective direct or indirect members, managers, officers, directors and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to certain of the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement, the Act, or applicable Law as a result of acquiring, holding or failing to disclose such information to any Member.

4.3	Put Option.

Upon the occurrence a Put Trigger Event, F3 Opportunities has the right to require the Company to repurchase or designate a third party to repurchase (the “Put Option”) all but not less than all of the Membership Interest held by F3 Opportunities by the giving of notice within 30 business days thereof to KCAP in accordance with Section 11.2 of this Agreement. Not later than 60 business days after the giving of such notice, the Company or a third party designated by the Company shall be obligated to purchase all of the Membership Interest of F3 Opportunities by tendering payment of the Option Price, in cash, to F3 Opportunities. If F3 Opportunities does not exercise the Put Option within the time period set forth above, then the Put Option with respect to such Put Trigger Event shall terminate.

4.4	Call Option.

Upon the occurrence a Call Trigger Event, KCAP has the right to require that F3 Opportunities sell (the “Call Option”) all but not less than all of the Membership Interest held by it to KCAP or a third party designated by KCAP by the giving of notice within 30 business days thereof to F3 Opportunities in accordance with Section 11.2 of this Agreement. Not later than 60 business days after the giving of such notice, F3 Opportunities shall be obligated to sell all of its Membership Interest to KCAP or a third party designated by KCAP in exchange for the payment of the Option Price, in cash, to F3 Opportunities. If KCAP does not exercise the Call Option within the time period set forth above, then the Call Option with respect to such Call Trigger Event shall terminate. For the avoidance of doubt, this Section 4.4 shall only apply for so long as F3 Opportunities owns its Membership Interest.

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4.5	Observer Rights.

In the event that the investment committee or similar committee of the CLO Collateral Manager (the “CLO Collateral Manager Investment Committee”) conducts meetings, whether in-person, telephonically, by video conference, email communications or otherwise, to discuss investment or other decisions regarding the loans and other assets held by a CLO in which the Company owns an Investment, then, at the request of Freedom 3 Opportunities, the Company shall cause the CLO Collateral Manager to allow up to two (2) representatives of Freedom 3 Opportunities to attend such meetings, receive all materials which a member of the CLO Collateral Manager Investment Committee receives prior to or at such meeting, and to pose questions to those in attendance thereat; provided, however, such representative(s) shall have no voting rights as to any matter as to which a vote of the CLO Collateral Manager Investment Committee is taken.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1	Allocations.

(a)          General Allocations.

(i)          Subject to the special allocations set forth in Section 5.1(a)(ii), the Profits or Losses (or items of income, gain, loss, or deduction, as may be necessary) for any taxable year or other period shall be allocated among the Members in such a manner that, as of the end of such taxable year or period and to the extent possible with respect to each Member, such Member’s Adjusted Capital Account shall be equal to the amount that would be distributed to such Member under this Agreement if the Company were to, (A) liquidate the assets of the Company for an amount equal to the Adjusted Asset Value of such assets as of the end of such taxable year or other period, (B) satisfy all liabilities of the Company (limited in the case of any nonrecourse loan to an amount equal to the Adjusted Asset Value of any asset securing loan), and (C) distribute the remaining cash in liquidation in accordance with paragraph 11.2 of this Agreement.

(ii)         Regulatory Allocations. Notwithstanding the allocations set forth in paragraph 6.1(a)(i), Profits, Losses and items thereof shall be allocated to the Members in the manner and to the extent required by the Regulations under Section 704 of the Code, including without limitation, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d), and any provisions dealing with allocations related to the forfeiture of a Membership Interest. The Board of Managers shall apply such provisions in its good faith discretion based on advice from the Company’s tax advisors.

(b)          Loss Limitation. Losses allocated pursuant to Section 5.1(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a negative Capital Account balance at the end of any taxable year or other period (after taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have negative Capital Account balances as a consequence of an allocation of Losses pursuant to Section 5.1(a), the limitation set forth in this Section 5.1(b) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to such Member under Regulations Section 1.704-1(b)(2)(ii)(d).

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(c)          Transfers of Membership Interests. All items of Profit and Loss allocable to any Membership Interest that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on an interim closing of the books, as determined in good faith with Prior Manager Approval; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

(d)          Tax Allocations; Section 704(c) of the Code. For each taxable year or other period, items of income, deduction, gain, loss or credit that are recognized for federal income Tax purposes shall be allocated among the Members pursuant to Regulations Section 1.704-1(b) in such manner as to reflect equitably amounts credited to or debited from each Member’s Capital Account for the current and prior taxable year or periods. Such allocations shall take into account any variation between the adjusted Tax basis of property of the Company and its Agreed Asset Value, in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Managers. The Company may aggregate realized gains and losses in any manner permitted by Regulations Section 1.704-3. Allocations pursuant to this Section 5.1(d) are solely for purposes of federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Profits, Losses, distributions or other items pursuant to any other provision of this Agreement.

5.2	Distributions.

(a)          As soon as reasonably practicable following the closing of the first CLO in which the Company invests, the Company shall distribute to the Members, as a return of capital, cash in an amount equal to (i) the aggregate Capital Contributions made by the Members, minus (ii) the value of the subordinated debt securities and/or preferred equity of the CLO acquired by the Company (the “Excess Equity”). The Excess Equity shall be distributed to the Members in such proportion as may be necessary to cause the Profit Percentage of F3 Opportunities to equal 40% and the Profit Percentage of KCAP to equal 60%, in each case determined immediately following such distribution.

(b)          Subject to the provisions of this Agreement, the Company (i) shall distribute to F3 Opportunities an amount equal to 100% of the Yield Enhancement Payment at the same time as that any CLO collateral management fee is paid; provided, however, that in the event the funds received by the Company with respect to a given period are insufficient to pay the full amount of the accrued but unpaid Yield Enhancement Payment then due, (x) such unpaid amounts shall accrue and shall thereafter be payable prior to the date on which any payments are made in accordance with Section 5.2(b)(ii) and (iii), and (y) KCAP shall defer receipt of any applicable collateral management fee until all Yield Enhancement Payments are current, (ii) shall distribute its Current Distributable Cash to the Members no less frequently than quarterly, and (iii) may distribute Available Funds to the Members at such times and in such amounts as may be determined by the Board of Managers with Prior Manager Approval. For the avoidance of doubt, except for a distribution to F3 Opportunities pursuant to subpart (i) above, which must be made in cash, distributions may be made in cash or in-kind; provided that, in the case of all in-kind distributions, the Company will be treated as realizing an amount equal to the Adjusted Asset Value of any assets distributed.

(c)          All distributions described in Section 5.2(b) (other than the distribution described in Section 5.2(b)(i)) shall be distributed among the Members pro rata in accordance with their Profit Percentages.

Notwithstanding anything to the contrary in this Section 5.2, the Company may make distributions to the Members on a non-pro rata basis if the Board of Managers unanimously determines that such distribution is necessary to allow for the withdrawal or removal of a Member; provided, that no such distribution shall exceed the balance of such Member’s Capital Account at the time of such distribution.

5.3	Withholding Tax.

Notwithstanding anything herein to the contrary, if the Company incurs a withholding Tax or other Tax obligation with respect to any Member as a result of any amounts distributable to such Member, the allocation of any income to such Member, or otherwise, such amount shall be treated as having been distributed to such Member for all purposes of this Agreement and shall reduce or offset any amounts otherwise distributable to such Member in accordance with this Agreement. In lieu of treating any amount withheld with respect to a Member as a distribution to such Member, the Board of Managers may treat such amount as a recourse loan from the Company to such Member repayable on demand and such loan shall bear interest at the rate (not to exceed the Advance Rate) determined by the Board of Managers.

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ARTICLE VI
management

6.1	Board of Managers.

(a)          The initial number of Managers shall be four. Each of KCAP and F3 Opportunities shall elect, designate or appoint two (2) Managers. Each Manager elected, designated or appointed by a Member shall hold office until a successor is elected and qualified by such Member or until such Manager’s earlier death, resignation, expulsion or removal. The number of Managers that shall constitute the Board of Managers may be changed from time to time by unanimous consent of the Members. A Manager need not be a Member. The initial Managers designated by KCAP shall be Dayl Pearson and Dan Gilligan. The initial Managers designated by F3 Opportunities shall be Jason Block and Erik Glover.

(b)          The Board of Managers shall manage and control the business and affairs of the Company and shall possess all rights and powers as provided in the Act and otherwise by applicable law including the right to act on behalf of, and serve as an authorized signatory of, the Company. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of Managers of all such powers and rights conferred on it by this Agreement, the Act or otherwise by applicable law with respect to the management and control of the Company. Except as expressly provided for herein, the exercise by the Board of Managers of any such power or right shall require Prior Manager Approval. In particular and without limitation, Prior Manager Approval shall be required with respect to (1) the use of financial leverage as to any Investment or other asset of the Company, including, but not limited to, any CLO, (2) the acquisition or disposition of any Investment or other asset of the Company, including, but not limited to, any Investment of the Company in any CLO, (3) the exercise by the Company of the Veto Right, (4) the entering into of any CLO Agreement by the Company or any amendment, modification, waiver or consent thereto provided or agreed to by the Company. Except as otherwise expressly provided for herein or as required by the Act, no Member shall have any power to act for, sign for or do any act that would bind the Company without the authorization of the Board of Managers.

(c)          Except as otherwise provided in this Agreement, the Board of Managers shall have the power and authority to appoint such Officers that the Board of Managers deems appropriate, and to grant to such Officers its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to the Officers. The Board of Managers may authorize any Officer to enter into any document on behalf of the Company, perform the obligations of the Company thereunder, and perform any action on behalf of the Company. Notwithstanding the foregoing, the Board of Managers shall not have the power and authority to delegate any rights or powers requiring Prior Manager Approval or otherwise requiring the approval of the Members. The Company shall not pay any compensation to any Officer without Prior Manager Approval.

(d)          Except as otherwise provided in this Agreement, the Board of Managers shall have the power and authority to delegate to one or more other Persons its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to the Affiliates or agents of the Company or the Members. The Board of Managers may authorize any Persons (including any Member or Affiliate of a Member) to enter into any document on behalf of the Company, perform the obligations of the Company thereunder, and perform any action on behalf of the Company. Notwithstanding the foregoing, the Board of Managers shall not have the power and authority to delegate to any other Person any rights or powers requiring Prior Manager Approval or otherwise requiring the approval of the Members.

(e)          The Managers shall, in the performance of their duties, be protected fully in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters any Manager reasonably believes is within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(f)          The Board of Managers may engage an Administrative Agent to perform administrative services for the Company, which services shall be nondiscretionary and administrative only and for which the Administrative Agent will charge no fee. As of the effective date hereof, the Board of Managers hereby engages KCAP Financial, Inc., as the initial Administrative Agent.

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6.2	Meetings of the Board of Managers.

The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board of Managers may be called by any Manager on not less than 72 hours’ notice to each Manager by telephone, facsimile, mail, e-mail or any other similar means of communication, with such notice stating the place, date and hour of the meeting (and the means by which each Manager may participate by telephone conference or similar communications equipment in accordance with Section 6.4) and the purpose or purposes for which such meeting is called. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

6.3	Quorum; Acts of the Board of Managers.

(a)          For so long as the Board of Managers is comprised of four Managers, at all meetings of the Board of Managers the presence of at least one Manager appointed by each of KCAP and F3 Opportunities shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that the number of Managers that shall comprise the Board of Managers is increased or decreased in accordance with the terms of this Agreement, the Members shall at that time amend this Section 6.3(a), in the manner set forth in Section 11.5, in order delineate the number and other characteristics of Managers that shall constitute a quorum for the transaction of business by the Board of Managers.

(b)          Every act or decision done or made by the Board of Managers shall require the unanimous approval of all Managers present at a meeting duly held at which a quorum is present. Each member of the Board of Managers shall have one vote on each matter that is brought before the Board of Managers. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without notice, and without a vote if one Manager appointed by each of KCAP and F3 Opportunities consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board of Managers.

6.4	Remote Participation.

Members of the Board of Managers may participate in meetings of the Board of Managers by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

6.5	Compensation of Managers; Expenses.

The Managers will not receive any compensation. However, the Managers shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board of Managers. No such payment shall preclude any Manager from serving the Company in any other capacity.

6.6	Removal and Resignation of Managers; Vacancies.

Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated or appointed such Manager. Any Manager may resign at any time by giving written notice to the Board of Managers. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy on the Board of Managers shall be filled solely by the action of the Member who previously elected, designated or appointed such Manager in order to fulfill the Board of Managers composition requirements of Section 6.1(a). In the case that a vacancy on the Board of Managers results in a Member having no Managers, such Member shall elect, designate or appoint at least one Manager within three days and, prior to such designation or appointment, the Board of Managers shall be prohibited from taking any action at a meeting or in writing.

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6.7	Managers as Agents.

To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board of Managers expressly authorizing such action duly adopted pursuant to the terms of this Agreement, a Manager may not bind the Company.

6.8	Duties of Board of Managers and Members.

To the extent that, at law or in equity, a Member or Manager of the Company has duties (including fiduciary duties) to the Company or to any Member or Manager, such duties are hereby eliminated to the fullest extent permitted by Law, including pursuant to Section 18-1101(c) of the Act or any successor provision thereto, and shall not apply to any Member or Manager of the Company. Managers and Members are entitled to act in their own interests and do not owe any duties to the Company, the Members, or the Managers other than those duties (i) expressly imposed on such Manager or Member by, and set forth in, this Agreement or (ii) imposed by Law on such Manager or Member and that may not, under applicable Law, be eliminated or waived. For the avoidance of doubt, the foregoing does not address and is not intended to limit or eliminate any duties, liabilities, covenants, or other obligations expressly imposed on KCAP or any Affiliate thereof under, and set forth in, any CLO Agreement and owed to the parties thereto.

6.9	Reliance by Third Parties.

Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, an Officer or any other Person delegated by Prior Manager Approval, as applicable, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section 6.9 shall not be deemed to limit the liabilities and obligations of such Person to seek Prior Manager Approval as set forth in this Agreement.

ARTICLE VII
TAXES

7.1	Tax Matters Member; Member Information.

KCAP is hereby designated, and shall serve as, the “tax matters partner” (as defined in Section 6231 of the Code) (the “Tax Matters Member”). Subject to Prior Manager Approval, where applicable, the Tax Matters Member shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith. Each Member shall furnish to the Company all pertinent information (including without limitation an Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable) as may be reasonably required for the Company to comply with any Tax accounting, withholding and reporting obligations.

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7.2	Tax Reports.

The Company shall furnish, as soon as they are available, but in no event later than 90 days, after the end of each taxable year, to each Member an Internal Revenue Service Schedule K-1, which form shall duly reflect the allocation of income, gain, loss and deduction set forth in ARTICLE V. Upon the written request of any such Member and at the expense of such Member, the Company shall use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income Tax return which must be filed by such Member. Any deficiency for Taxes imposed on any Member (including penalties, additions to Tax or interest imposed with respect to such Taxes) shall be paid by such Member, and if paid by the Company, shall be recoverable from such Member (including by offset against distributions otherwise payable to such Member).

7.3	Partnership for U.S. Federal Tax Purposes.

As long as the Company remains a Delaware limited liability company with at least two (2) members, the Members agree to treat the Company as a partnership and to treat all Membership Interests as interests in such partnership for U.S. federal income tax purposes and no Member shall take any position inconsistent with this characterization in any tax return or otherwise to the extent consistent with applicable law.

7.4	Changes to Partnership Audit Rules.

(a)          The Members recognize that, effective for tax returns filed by the Company for tax years beginning after December 31, 2017, the partnership audit provisions in Subchapter C of Chapter 63 of the Code will be repealed and replaced with new Code Sections 6221 through 6241 (the “New Partnership Audit Provisions”).

(b)          For any tax year that the Company is subject to the New Partnership Audit Provisions, the Member that would otherwise act as the “tax matters partner” will serve as the Company’s “partnership representative” (the “Partnership Representative”) within the meaning of new Code Section 6223(a). The Partnership Representative shall be authorized to make the election described in Code Section 6226, to make any other elections in connection with any audit of the Company, to contest, comprise, or settle any tax audit, including any judicial proceeding with respect thereto, and to take such other actions as the Partnership Representative believes (in its sole discretion) is reasonably necessary or appropriate. The Members agree to take any actions reasonably requested by the Partnership Representative to reduce or eliminate the Company’s liability for any taxes. All expenses incurred by the Partnership Representative in connection with any tax audit (including any counsel) shall be Company expenses. To the extent that the Company incurs any liability for taxes (including interest and penalties, if any, with respect to such taxes), such taxes shall be allocated among the Members in an equitable manner (as determined by the Board of Managers) and shall take into account any reductions in taxes as a result of any Member’s status or actions taken by such Member that results in a reduction in taxes due with respect to such Member. For the avoidance of doubt, any taxes allocated to a Member pursuant to the preceding sentence shall be treated as a withholding tax subject to section 5.3.

(c)          The Members acknowledge and agree that amendments will be required or advisable to this Agreement (i) in order to address the New Partnership Audit provisions and any regulations or other guidance of the Internal Revenue Service interpreting or applying the New Partnership Audit Provisions and (ii) in order to ensure that, in the event of a tax audit of the Company, the Members during the Company’s tax year being audited (which may include former Members) bear the economic burden and benefit of any adjustments to the Company’s income, gain, loss, deduction, or credit for the tax year being audited and the cost of contesting the Company adjustments, and the Members shall cooperate in good faith to adopt and effect such amendments.

ARTICLE VIII
EXCULPATION AND INDEMNIFICATION; CORPORATE OPPORTUNITY; TRANSACTIONS WITH MEMBERS

8.1	Right to Indemnification.

(a)          To the fullest extent permitted by applicable law, (i) any Member (in its, his or her capacity as a Member) or any of its Affiliates, (ii) the Managers or (iii) any Officers or other Persons authorized by the Managers (each individually, an “Indemnified Party”) shall be entitled to indemnification from the Company for any and all losses, liabilities, damages, assessments, fines, judgments, costs and expenses, including reasonable attorney’s fees (collectively, “Indemnification Losses”), incurred by such Indemnified Party by reason of any act or omission of such Indemnified Party arising from the performance of such Indemnified Party’s obligations or duties under this Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Indemnified Party may hereafter be made party by reason of being or having been a Member, Manager, or Person authorized by the Managers in such capacity, provided, however, that no indemnification under this Section 8.1 will be available if the action or inaction constituted fraud, willful misconduct, or knowing violation of applicable Law or an intentional breach of this Agreement by the Indemnified Party.

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(b)          Expenses incurred by any Person entitled to indemnification pursuant to this Section 8.1 in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding; provided such expenses shall be required to be repaid to the Company in the event the aforementioned losses are determined by a court of competent jurisdiction to have resulted from actions or omissions for which the Company is not required to indemnify such Person pursuant to this Section 8.1.

8.2	Contractual Obligation.

The obligations of the Company to indemnify an Indemnified Party under this ARTICLE VIII, including the duty to advance expenses, shall be considered a contract between the Company and such Person, and no modification or repeal of any provision of this ARTICLE VIII shall affect, to the detriment of such Person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

8.3	Indemnification Not Exclusive; Inuring of Benefit; Savings Clause.

The indemnification and advance of expenses provided by this ARTICLE VIII shall not be deemed exclusive of any other right to which an indemnified Person may be entitled under any statute, provision of the Certificate, this Agreement, Prior Manager Approval or otherwise and shall inure to the benefit of the heirs, executors and administrators of any such Person. If this ARTICLE VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person entitled to be indemnified pursuant to this ARTICLE VIII as to reasonable Indemnification Losses paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this ARTICLE VIII that shall not have been invalidated and to the fullest extent permitted by applicable Law.

8.4	Exculpation.

Except as otherwise provided in this ARTICLE VIII or as may be agreed between the Members upon Prior Manager Approval, no Indemnified Party shall be liable, responsible or accountable for damages or otherwise, to any other Member, their Affiliates or the Company for any Indemnification Loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement or otherwise by the Board of Managers, unless a judgment or other final adjudication adverse to it, him or her establishes that the action or inaction constituted fraud, willful misconduct or knowing violation of applicable Law or an intentional breach of this Agreement by the Indemnified Party. Each Member may (on its own behalf or on behalf of any member of the Board of Managers designated by such Member, any Affiliates of such Member or their respective partners, shareholders, directors, officers, employees or agents) consult with counsel, accountants and other experts in respect of the Company’s affairs and such Member will be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided, however, that such counsel, accountant or other experts shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.4 shall not be construed so as to relieve (or attempt to relieve) an Indemnified Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable Law but shall be construed so as to effectuate the exculpation of the Indemnified Party to the fullest extent permitted by applicable Law.

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8.5	Insurance and Other Indemnification.

The Company shall have the power to (a) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations and (c) give other indemnification to the extent permitted by statute. The Company shall maintain directors and officers insurance in such amounts and subject to such other terms and conditions as shall be determined by the Company with Prior Manager Approval.

8.6	Corporate Opportunities.

(a)          For the avoidance of doubt (and without limiting the effect of Section 6.8), and to the fullest extent permitted by Law, no Member or Manager or any of its Affiliates, including any Affiliate providing services to the Company, shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 8.6(a), have an interest or expectancy (a “Corporate Opportunity”), and no Member or Manager or any of its Affiliates (even if such Person is also a Manager or otherwise providing services to the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

(b)          The Members and Managers and their respective Affiliates may, without limitation, form additional investment funds, enter into investment advisory relationships or engage in other business activities, even if such activities may be in competition with the Company and/or may involve substantial time and resources of such Member, Manager, or its respective Affiliates.

(c)          The Members and Managers and their respective Affiliates shall not be obligated to offer the Company the ability to invest in a particular opportunity even if such opportunity is of a character which is suitable for the Company.

(d)          For the avoidance of doubt, nothing in this Section 8.6 addresses or is intended to limit or eliminate any duties, liabilities, covenants, or other obligations expressly imposed on KCAP or any Affiliate thereof under, and set forth in, any CLO Agreement and owed to the parties thereto.

8.7	Transactions with Members.

Except with Prior Manager Approval, the Company may not transaction business with any Member or an Affiliate of a Member.

ARTICLE IX
BOOKS, RECORDS, VALUATIONS, REPORTS, AND BANK ACCOUNTS

9.1	Books.

The Administrative Agent shall maintain complete and accurate books of account of the Company, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act.

9.2	Company Funds.

Except as specifically provided in this Agreement or with Prior Manager Approval, the Company shall not pay to, or use for, the benefit of any Member, Company funds, assets, credit, or other resources of any kind or description; provided that the foregoing shall not limit the power of the Board of Managers to authorize expense reimbursements from the Company’s funds. Funds of the Company shall (a) be deposited only in the accounts of the Company in the Company’s name, (b) not be commingled with funds of any Member and (c) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board of Managers.

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9.3	Valuation.

(a)          Valuations of the Company’s assets shall be made quarterly and at such other times as required hereunder by Prior Manager Approval in good faith pursuant to a valuation policy in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, and a valuation process approved by Prior Manager Approval and in accordance with the Investment Company Act.

(b)          The valuation of a Membership Interest for purposes of this Agreement shall not take into account discounts for lack of marketability, lack of control or any other similar or standard discount on valuation of a membership interest.

(c)          All valuations made in accordance with this Section 9.3 shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants in connection with the valuations described in Section 9.3(a) shall be at the Company’s expense.

9.4	Financial Statements and Information.

The Company shall deliver to each Member:

(a)          as soon as practicable, but in any event within 45 days after the end of each of the first three quarters in each Fiscal Year, unaudited financial information as of the end of and for such calendar quarter, consisting of a balance sheet, income statement, statement of cash flows and statement of Members’ equity, each prepared in accordance with U.S. generally accepted accounting principles; and

(b)          as soon as practicable, but in any event within 90 days after the end of each Fiscal Year of the Company, audited financial information as of the end of and for such Fiscal Year, consisting of a balance sheet, income statement, statement of cash flows and statement of Members’ equity, each prepared in accordance with U.S. generally accepted accounting principles.

(c)          all periodic financial statements, trustee reports, CLO Collateral Manager reports or other reports, certificates or comparable sources of information provided to noteholders in any CLO.

(d)          as soon as practicable, any annual budget and projections of the Company.

ARTICLE X
DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1	Dissolution.

The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)          the adoption of a resolution by the Board of Managers approving the dissolution and liquidation of the Company;

(b)          entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c)          (i) a bankruptcy, insolvency, dissolution or liquidation of a Member or (ii) the making of an assignment for the benefit of creditors by a Member or the foreclosure by the creditors of a Member on collateral constituting all or substantially all of the Member’s assets, in either case at the election of the other Member by providing written notice of such election;

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(d)          the termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member, unless the Company is continued without dissolution in a manner provided under this Agreement or the Act; and

(e)          the liquidation of the last remaining Investment of the Company and the concurrent distribution of all assets of the Company to the Members.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement.

10.2	Winding Up.

(a)          On dissolution of the Company, the Board of Managers, in the same manner provided by ARTICLE VI with respect to the operation of the Company, shall act as liquidator. The Board of Managers shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b)          From and after the date on which an event set forth in Section 10.1 becomes effective, the Company shall cease to make Investments after that date, except for Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date.

(c)          A Member shall remain a Member until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all expenses and all other obligations (including without limitation contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d)          Upon satisfaction (whether by payment or by the making of reasonable provision for payment) of the Company’s liabilities, the Company’s property and assets or the proceeds from the liquidation thereof shall be applied and distributed in accordance with the distribution priorities (and subject to the limitations) established in Section 5.2, to the extent not previously satisfied. For the avoidance of doubt, subject to the previous sentence, the Members intend that any Current Distributable Cash collected during the winding down of the Company shall be distributed to the Members no less frequently than quarterly in accordance with Section 5.2. Unless waived by Prior Manager Approval, the Company shall withhold 10 percent (10%) of any distributions during any Fiscal Year during the winding down of the Company plus an amount equal to loan losses not otherwise reserved for, which withheld amounts shall be distributed within 60 days after the completion of the annual audit covering such Fiscal Year to the extent not used or set aside to satisfy Company liabilities.

(e)          Notwithstanding the foregoing, upon the occurrence of an event described in Section 10.1(c), the Exercising Member may elect alternatively by written notice to the other Member, for a period of 30 business days following the occurrence of such event, to purchase (or cause its designee to purchase) the other Member’s Membership Interest or designate a third party to effect such purchase (such election, the “Dissolution Call Option”). The purchase price for such Membership Interest shall be payable in cash within 60 business days after the Dissolution Call Option is delivered to the other Member, and shall be equal to the Option Price. Each Member hereby agrees to sell its Membership Interest to the Exercising Member or the third party designated by the Exercising Member at such price if the Dissolution Call Option is timely exercised by the Exercising Member. If the Exercising Member does not exercise the Dissolution Call Option within the time period set forth above or if the Exercising Member or its third-party designee does not purchase the other Member’s Entire Interest within 60 business days after the Dissolution Call Option is delivered to the other Member, then the Dissolution Call Option shall terminate and the Exercising Member shall retain the option to elect the dissolution of the Company pursuant to Section 10.1(c). After any purchase pursuant to a Dissolution Call Option, the other Member shall no longer be a member of the Company, and the Exercising Member, or third party designee of the Exercising Member that has consummated the purchase, may dissolve or continue the Company as it may determine.

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(f)          A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within 30 days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the liquidator.

10.3	Certificate of Cancellation.

On the completion of the winding up of the Company following its dissolution, the Company is terminated, and the liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware and cancel any other filings made pursuant to Section 2.6.

ARTICLE XI
GENERAL PROVISIONS

11.1	Expenses.

By virtue of its Membership Interest, each Member shall indirectly bear an allocable share of expenses and other obligations of the Company incurred subsequent to the date hereof other than as provided for in Section 4.1(a), or set forth in this Section 11.1. Such expenses, without limitation, will include expenses incurred subsequent to the date hereof for legal, tax, appraisal, investment diligence, incurrence of indebtedness and any other expenses associated with investing in or valuing the Investments. Each Member shall directly bear all of its own fees and expenses associated with the formation of the Company, the preparation, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby and thereby, including but not limited to the fees and expenses of each Member’s respective legal counsel. KCAP may not allocate to the Company for payment any fees or expenses of any type or description which arise from the position of KCAP or any Affiliate thereof as a CLO Collateral Manager or party to any CLO Agreement.

11.2	Notices.

Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid or by delivering that writing to the recipient in person, by internationally recognized express courier, or by e-mail; and a notice, request or consent sent under this Agreement is effective on receipt by the Person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, or otherwise on the date of receipt by the recipient thereof. All notices, requests and consents to be sent to a Member must be sent to or made at the address ascribed to that Member on the books of the Company or such other address as that Member may specify by notice to the Company and the other Members. Any notice, request or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.3	Entire Agreement.

This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.

11.4	Effect of Waiver or Consent.

The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

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11.5	Amendment.

This Agreement may be amended or modified, or any provision hereof may be waived; provided that such amendment, modification or waiver is set forth in a writing executed by each Member.

11.6	Binding Act.

Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.7	Governing Law.

All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.8	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

11.9	Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, at the expense of the Company each Member shall execute and deliver any additional documents and instruments and perform any additional reasonable acts (so long as such documents, instruments and/or acts do not alter or amend, and which are consistent with, this Agreement) that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.10	Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that: (a) it is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents or (ii) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Membership Interest herein, (iii) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is a “qualified purchaser” within the meaning of Section 2(a)(51)(A)(iv) of the Investment Company Act, and an “accredited investor” within the meaning of Regulation D under the Securities Act, (vi) understands and agrees that its Membership Interest shall not be sold, or otherwise transferred except in accordance with the terms of this Agreement.

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11.11	No Third Party Benefit.

Except for any Indemnified Party (with respect to ARTICLE VIII), the Indemnified Parties each being an intended beneficiary of this Agreement, the provisions hereof are solely for the benefit of the Company and its Members and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person. Covenants and other provisions of this Agreement created in favor of any Person specifically identified herein are solely for the benefit of such Person and are not intended to, and shall not be construed to, confer a right or benefit on any other Person, including, without limitation, any other Member, unless expressly so stated herein.

11.12	Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

KCAP FINANCIAL, INC.

By:	/s/Dayl W. Pearson
	Name:	Dayl W. Pearson
	Title:	President and Chief Executive Officer

FREEDOM 3 OPPORTUNITIES LLC

By:	/s/ Jason Block
	Name:	Jason Block
	Title:	Manager

EXHIBIT A

Member and Address	Initial Capital Contribution
KCAP Financial, Inc.	$60.00
295 Madison Avenue, 6th Floor New York, New York 10017

Freedom 3 Opportunities LLC	$40.00
11 East 44th Street Suite 704 New York, NY 10017